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                                                                    Exhibit 1.01

                                 TERMS AGREEMENT

                                                 July 25, 2005


Citigroup Funding Inc.
388 Greenwich Street, 38th Floor
New York, New York 10013
Attn:  Treasury Capital Markets

Ladies and Gentlemen:

      We understand that Citigroup Funding Inc., a Delaware corporation (the "Company"), proposes to issue and sell $29,500,000 aggregate principal amount of its 7% Select EQUity Indexed NoteS(SM) Based Upon the Common Stock of Texas Instruments Incorporated Due August 11, 2006 (the "SEQUINS"). Payments due under the SEQUINS will be fully and unconditionally guaranteed by Citigroup Inc., a Delaware corporation (the "Guarantor"). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the "Underwriter") offers to purchase 2,950,000 SEQUINS in the principal amount of $28,983,750 at 98.25% of the aggregate principal amount. The Closing Date shall be July 28, 2005 at 9:00 a.m. at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006.

      The SEQUINS shall have the following terms:

Title: 7% Select EQUity Indexed NoteS(SM) Based Upon the Common Stock of Texas Instruments Incorporated Due August 11, 2006

Maturity:                  August 11, 2006

Maturity Payment:          Holders of the SEQUINS will be entitled to receive at
                           maturity the Maturity Payment (as defined in the Prospectus Supplement dated July 25, 2005 relating to the SEQUINS)


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Interest Rate:             7% per annum

Interest Payment Dates:    The 11th day of each February, May, August and
                           November, or the immediately next Business Day, commencing on November 14, 2005.

Regular Record Dates:      The fifth Business Day preceding each interest
                           payment date.

Initial Price To Public:   100% of the principal amount thereof, plus accrued
                           interest from July 28, 2005 to date of payment and delivery.

Call Option:               Beginning January 30, 2006, the Company may call the
                           SEQUINS in whole, and not in part, for cash in an amount that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date, will provide a yield to call of 11.25% per annum (compounded annually)

Trustee:                   The Bank of New York

Indenture:                 Indenture, dated as of June 1, 2005

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      All the provisions contained in the document entitled "Citigroup Funding
Inc. -- Debt Securities -- Underwriting Agreement Basic Provisions" and dated May 3, 2005 (the "Basic Provisions"), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

      The Underwriter hereby agrees in connection with the underwriting of the SEQUINS to comply with the requirements set forth in any applicable sections of
Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

      John R. Dye, Esq., is General Counsel -- Capital Markets of the Guarantor and counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriter. Cleary Gottlieb Steen & Hamilton LLP is special tax counsel to the Company and the Guarantor.

      Please accept this offer no later than 9:00 p.m. on July 25, 2005, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:


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      "We hereby accept your offer, set forth in the Terms Agreement, dated July
25, 2005, to purchase the SEQUINS on the terms set forth therein."

                                         Very truly yours,



                                         CITIGROUP GLOBAL MARKETS INC.


                                         By:   /s/ Ramesh K. Menon
                                              ----------------------------------
                                               Name:  Ramesh K. Menon
                                               Title: Managing Director

    ACCEPTED:

    CITIGROUP FUNDING INC.



    By:     /s/ Scott Freidenrich
         ----------------------------------
         Name:  Scott Freidenrich
         Title: Executive Vice President

    CITIGROUP INC.



    By:     /s/ Charles E. Wainhouse
         ----------------------------------
         Name:  Charles E. Wainhouse
         Title: Assistant Treasurer


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